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                                                                      Exhibit 21

                       AUTOTOTE CORPORATION SUBSIDIARIES

Autotote Management Corporation (Delaware)  (100%)

Newark Holdings, Inc.  (Delaware)  (100%)
 Autotote Systems, Inc.  (Delaware)  (100%)
   Autotote International, Inc. (Delaware)  (100%)
   Autotote Canada Inc. (Ontario)  (100%)
   Autotote Worldwide Limited  (Non-Resident Ireland (Bermuda))  (99%, 1% NHI)
     Autotote Worldwide Services, Limited  (Ireland)  (100%)

Autotote Enterprises, Inc.  (Connecticut)  (100%)

Autotote Keno Corporation  (Nebraska)  (100%)
 Big Red Lottery Services, Ltd.  (Nebraska)  (20%)
 Lincoln's Big Lottery Services, Ltd.  (Nebraska)  (20%)
 Gretna's Big Red Lottery Services, Ltd.  (Nebraska)  (20%)

Autotote Lottery Corporation  (Delaware)  (100%)
 Autotote Lottery Canada Inc.  (Ottawa)  (100%)
 Autotote Israel Ltd.  (Israel)  (80%)

ETAG Electronic Totalisator AG  (Switzerland)  (100%)
 TEK Turfelektronik GMBH  (Germany)  (100%)
   Datek Toto Dienstielstung GMBH  (Germany)  (50%)
   TEK Totalisator Service GMBH  (Germany)  (50%)
 ETAG Electronic Totalisator GesMBH  (Austria)  (100%)

Autotote Communication Services, Inc.,  (Delaware)  (100%)

Marvin H. Sugarman Productions, Inc.  (New York)  (100%)
 SJC Video Corporation  (California)  (66.67%)

Racing Technology, Inc.  (New York)  (100%)

SOFINAX  (France)  (100%)
 SEPMO  (France)  (100%)
 SASO  (France)  (100%)

Autotote Mexico, Ltd.  (Delaware)  (100%)

Autotote Panama, Inc.  (Panama)  (100%)